UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2007

DUSSAULT APPAREL INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52452

(Commission File Number)

98-0513727

(IRS Employer Identification No.)

3742 West 10th Avenue, Vancouver, British Columbia, Canada V6R 2G4

(Address of principal executive offices and Zip Code)

604.728.4613

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2007, we entered into a return to treasury agreement with Jason Dussault, our Chief Executive Officer and a director, pursuant to which Jason has agreed to the return and cancellation of 13,000,000 shares of our common stock currently held by him. We did not provide Jason with any compensation for such cancellation and welcome the benefit that this will provide to our minority shareholders.

Item 7.01 Regulation FD Disclosure.

On November 5, 2007, we entered into a revised non-binding letter of intent with Dussault Jeans Inc., pursuant to which we will negotiate the terms of a formal agreement for a business combination of our two companies. The revised letter of intent replaces and supersedes our previous letter of intent with Dussault Jeans dated June 25, 2007, as previously announced.

Under the letter of intent, both companies have the right to conduct due diligence on each other while we negotiate the terms of the formal agreement. If we and Dussault Jeans Inc. have not entered into the formal agreement by November 30, 2007, the letter of intent will terminate without prejudice to either party.

The letter of intent contemplates that the shareholders of Dussault Jeans Inc. will have the right to acquire one-quarter of one share in our company for each share of Dussault Jeans held by them at closing. It is currently anticipated that there will be approximately 13.8 million shares of Dussault Jeans issued and outstanding at closing.

The terms of the letter of intent are not comprehensive and additional terms, including reasonable warranties and representations, and various closing conditions and requirements will be incorporated into the formal agreement to be negotiated.

Item 9.01 Financial Statements and Exhibits.

10.1	Return to Treasury Agreement dated November 5, 2007.
10.2	Letter of Intent with Dussault Jeans Inc. dated November 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSSAULT APPAREL INC.

By: /s/ Terry Fitzgerald

Terry Fitzgerald
President

Dated: November 6, 2007

CW1501944.1